EXHIBIT 10.41

March 28, 2005

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL  33431

The undersigned are hereby committed to provide the necessary level of financial support to Hollywood Media Corp. (the "Company") to enable it to pay its debts as they become due for the period beginning on the date hereof and ending January 1, 2006 (the "Line of Credit"); provided, that the funds advanced to the Company pursuant to the Line of Credit shall not exceed $5.0 million. The undersigned hereby represent that they have the financial resources necessary to satisfy their funding obligations under the Line of Credit.

Funds advanced under the Line of Credit will bear interest at the "Prime Rate" (as hereinafter defined) plus one percent (1%), but not to exceed the maximum rate permitted by law. For the purposes of this letter agreement, the "Prime Rate" shall be defined as the highest prime rate (if more than one prime rate is given) of large U.S. money center commercial banks as published in the Wall Street Journal (Eastern Edition) or, if the Wall Street Journal (Eastern Edition) ceases publishing such prime rate, the prime rate quoted by JP Morgan.

The Line of Credit shall be reduced "dollar for dollar" upon the Company raising or generating during calendar year 2005 up to $5.0 million for general working capital purposes on or after January 1, 2005 from:

         (1)      a debt or equity financing transaction;

         (2)      positive cash flow from operations;

         (3) net sale proceeds from the sale of stock or all or substantially all of the assets of any division or subsidiary of the Company, whether or not such division or subsidiary is wholly-owned by the Company;

         (4) the Company's share of cash flows received from debt, equity or similar transactions by its equity investees (including, but not limited to, the exercise of any stock options or warrants); or

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         (5)      cash distributions received by the Company from
                  MovieTickets.com;

provided, that to the extent such funds raised are used to fund acquisitions that the Company may make, such funds shall not count towards reducing the $5.0 million funding commitment.

The Line of Credit constitutes the valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                                   Sincerely,


                                   /s/ Mitchell Rubenstein
                                   Mitchell Rubenstein
                                   Chief Executive Officer


                                   /s/ Laurie S. Silvers
                                   --------------------------------------------
                                   Laurie S. Silvers
                                   President

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